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                                                                    EXHIBIT 10.4

                   TAYLOR MADE ROYALTY AGREEMENT - AS AMENDED
                   ------------------------------------------


          This Amendment between Taylor Made Golf Company ("Taylor Made") and Carbite Golf Company ("Carbite"), effective as of March 04, 1997, amends the agreement ("Original Agreement") entered into between the Parties ("Parties" refers to both Taylor Made and/or Carbite) which was originally effective January 1,1995.

                                   RECITALS
                                   --------

A. Taylor Made desires to continue with the license arrangement entered into by the Original Agreement.

B. Taylor Made would like to extend the period of exclusivity, under the same terms and conditions as the Original Agreement.

C. Taylor Made desires, without minimum quantity requirements, to be able to purchase the Carbite Inserts from a third party and pay a per-insert royalty rather than purchasing the Carbite Inserts through Carbite.

D.   Carbite desires to continue the period of exclusivity.

E.   Carbite desires to effect a royalty payment on a per insert basis.

     Now, therefore, in consideration of the mutual covenants, agreements and conditions herein stated, Taylor Made and Carbite agree as follows:
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                                     TERMS
                                     -----

     Taylor Made and Carbite hereby amend the Original Agreement as described below. For those paragraphs not mentioned in this Amendment, those paragraphs will remain as originally drafted in the Original Agreement. The amended language takes effect on March 04, 1997.

A.   Changes to Paragraph 1(a). "Grant of License": The period of exclusivity
     ---------------------------------------------
described in Paragraph 1(a) of the Original Agreement shall be extended for a period of three (3) additional years. The amended period of exclusivity shall continue until December 31, 1999. The terms of exclusivity shall be as stated in the Original Agreement.

B.   Changes to Paragraph 2. "Taylor Made's Obligations": Sub-paragraph (a) is
     ---------------------------------------------------
deleted in its entirety and substituted with the following Sub-paragraph (a):

     "(a)   Taylor Made agrees to pay a license fee on a per insert basis, as described in Paragraph 4, 'Price'. Taylor' Made has no further obligation to purchase any quantity of Carbite inserts from Carbite. Current 10,523 returned inserts stemming from already past due P.O. numbers 306188 and 306174 respectively, will be treated as following:

  25% of the 10,523 returned inserts (or 2,631 inserts) will be refunded by PSM to Carbite. Since PSM will not be able to supply any parts until July, 1997, Carbite has agreed to provide replacement of these 2,631 pieces via Cloyes within three months' from the effective date of this contract. This agreement is subject to TMG acceptance of the remaining returned inserts. The remaining 75% of the 10,523 returned inserts (or 7,892 inserts) TMC will perform a 100% inspection, all acceptable parts will be sent to Hitchiner, and the remaining rejected parts will be destroyed at Taylor Made expenses.
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Sub-paragraph (b) through (d) remain unchanged.

     C.   Changes to Paragraph 3. "Carbite's Obligations": Sub-paragraph (c) is
          -----------------------------------------------
     modified as follows: Carbite agrees to Taylor Made purchasing inserts directly from the supplier subject to the work in process exception described in Paragraph 2(a). As to the Carbite Inserts that qualify as work in process, Carbite has a continuing obligation to correct any problems or defects identified by Taylor Made, and will use its best efforts to correct such problems or defects arising from non sand blasted inserts which are non-conforming to Carbite's specification.

     D.   Changes to Paragraph 4. "Price": Sub-paragraph (a) shall remain in its
          -------------------------------
     entirety.

     Insert Sub-paragraphs (1)) and (c):


                    "(b) As of the effective date of this Amendment, Carbite
               shall continue to supply Carbite Inserts to Taylor Made, only as described in Paragraph 2(a) above, according to the price schedule 5 & forth in Exhibit B, as mutually agreed upon by the Parties."

                    "(c) As of the effective date of this Amendment, Taylor Made
               Golf shall pay Carbite a royalty of 52.00 per Carbite Insert that Taylor Made purchases directly from a third party. Payment terms will be the same as those for Taylor Made's future insert suppliers. For example, if payment is based on a Net 30 term, then payment will be processed 30 days after receipt of subject inserts. Outstanding payments due Carbite will be based on final count of 100% inspected inserts by Taylor Made." Taylor Made
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               will pay $10,000 to Carbite upon execution of this Amendment, as an advance payment for the first 5,000 Carbite Inserts. On March 04, of each succeeding year during the Term, Taylor Made will make an advance payment of $10,000 for the first 5,000 Carbite Inserts as long as Taylor Made, in its sole discretion, projects that at least 5,000 Carbite Inserts will be purchased during that year.

E.   Paragraph 5. "Confidential Information": Paragraph 5 remains in its
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     entirety.


F.   Remaining Paragraphs: All remaining paragraphs, including Paragraphs 6
     --------------------
through 10 of the Original Agreement remain in their entirety.

In witness whereof, the Parties have by their duly authorized representatives executed this Agreement as of March 04,1997.

TAYLOR MADE GOLF COMPANY, INC.
                                   Phil Dube
Vice President Industrial

   CARBITE GOLF COMPANY

   Michael A. Spacciapolli President


Original Taylor Made Agreement
                                   AGREEMENT
                                   ---------

This Agreement is between Taylor Made Golf Company, a Delaware corporation, located and doing business at 2271 Cosmos Court, Carlsbad, California 92008 (hereinafter "Taylor Made") and Carbite Golf Co., a California corporation, located and doing business at 6370 Nancy Ridge Drive, Suite 110, San Diego, CA 92121 (hereinafter "Carbite") and is effective as of January 1, 1995 ("Effective Date")
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WHEREAS, Carbite represents it has developed and owns certain technology relating to bronze high friction inserts (hereinafter "Carbite Inserts") for use in connection with golf clubs and methods for manufacturing the same, which technology includes the U.S. and foreign patents, listed on Exhibit A attached, as well as trade secret and confidential information and know-how (hereinafter collectively referred to as the "Carbite Technology/")

WHEREAS, Taylor Made is a leading manufacturer of golf clubs and golf related equipment and has the ability to market and advertise golf clubs on a national and international basis;

WHEREAS, Carbite represents that it is capable of manufacturing and supplying Carbite Inserts under the Carbite Technology to Taylor Made for use in Taylor Made's golf clubs;

WHEREAS, Taylor Made desires to have the exclusive right to use and sell golf clubs having Carbite Inserts made with the Carbite technology under the Taylor Made brand names, and Carbite is willing to grant such an exclusive right to Taylor Made, on the terms and conditions set forth herein;
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NOW, THEREFORE, in consideration of the mutual promises and covenants herein and other good and valuable consideration, the sufficiency of which is acknowledged by the parties, Taylor Made and Carbite agree as follows:

          1.   Grant of License
               ----------------

     a. Carbite hereby grants Taylor Made an exclusive license to use Carbite Inserts manufactured in accordance with the Carbite Technology in the manufacture, marketing and sale of certain golf clubs, commonly referred to as irons, for a period of two years from the Effective Date of this Agreement, provided that, Carbite, and its licensee Bullet Golf Company, shall have the ability to market golf clubs, including irons, containing Carbite Inserts solely under Carbite's or Bullet's own names during the period of this Agreement

b. At the end of said two year period, Taylor Made and Carbite shall negotiate, in good faith, to extend the period of exclusivity for an additional three years. If Taylor Made elects not to pursue further exclusivity, Taylor Made will continue to have access to the Carbite Technology and the right to sell golf club irons containing Carbite Inserts manufactured according to the Carbite Technology on a non-exclusive basis, until December 31, 1999.

          2.   Taylor Made's Obligations
               -------------------------

a. Taylor Made agrees to purchase all its requirements of Carbite Inserts from Carbite, unless otherwise agreed upon by the parties. If Carbite refuses or is unable to supply Taylor

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Made's requirements of Carbite Inserts on a timely basis [8 weeks] at any time during the term of this Agreement, Taylor Made shall have the right to manufacture or have manufactured by others, Carbite Inserts according to the Carbite Technology, in order to fulfill its requirements.

     b. Taylor Made agrees to devote reasonable marketing and promotional resources, including tour resources, to develop and promote its golf clubs with Carbite Inserts

     c. Taylor Made will, in press releases, hangtags, advertising and promotional literature relating to the golf club products using the Carbite Inserts, acknowledge Carbite by a phrase, such as "Licensee of Carbite Golf".

     d. Taylor Made will indemnify Carbite from claims based upon defects in Taylor Made's manufacture of clubs using the Carbite Insert and the use of such clubs by customers, as well as Taylor Made's improper use of the Carbite name.

          3.   Carbite's Obligations
               ---------------------

a. Carbite agrees to provide Taylor Made with all information, including confidential and trade secret information relating to the Carbite Technology, as well as copies of any patents covering such Technology, necessary to allow Taylor Made to develop and market its golf club products, including the Carbite Inserts. Carbite represents that it owns the Carbite Technology and agrees to indemnify Taylor Made from any claims for patent infringement based on its use of the Carbite Inserts.

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b.   Carbite agrees to make available an officer or engineer thoroughly familiar with the Carbite Technology to consult with Taylor Made, its manufacturers, engineers and foundry, up to 6 days per year, to achieve development of irons containing Carbite Inserts and to address any problems encountered by Taylor
Made in the development or incorporation of the Carbite Inserts into Taylor Made's golf clubs (thereafter at Carbite's published consulting rate) . Taylor Made shall bear all expenses for travel and lodging for such person or persons during the period of time required to assist in development of Taylor Made clubs including the Carbite Insert.

c. Carbite agrees to supply Taylor Made with all its requirements for Carbite Inserts for golf clubs, manufactured according to the Carbite Technology, on a timely basis and according to a schedule agreed upon by the parties. If Taylor Made becomes aware of any problems or defects in connection with the Carbite Inserts, Carbite agrees to promptly use its best efforts to correct such problems or defects arising from inserts which are non-conforming to Carbite's insert specification.

          4.   Price.
               -----

a. Carbite shall supply Carbite Inserts to Taylor Made according to the price schedule set forth in Exhibit B, as mutually agreed upon by the parties.

          5.   Confidential Information
               ------------------------

a. It is understood by the parties that, in the course of developing golf clubs for Taylor Made containing the Carbite

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Inserts, the parties may provide the other with certain Confidential Information relating to engineering, research, marketing and/or business information. Each party agrees to keep any such Confidential Information, disclosed by the other, in confidence and to take reasonable steps to insure that it is not used, disclosed, communicated or made available to any third party, other than as necessary to develop, manufacture, or market the golf clubs with Carbite Inserts to be sold by Taylor Made. The parties agree that Confidential Information shall not include any information that 15: a) publicly available as of the date of this agreement; b) becomes publicly available other than as a result of unauthorized disclosure by a party; c) was lawfully known to a party prior to disclosure hereunder; d) was lawfully obtained from a third party without breach of any confidentiality obligation by such third party; or e) is independently developed by either party.

          6.   Fees.
               ----

a. As consideration for this Agreement and License, Taylor Made agrees to pay Carbite a fee of $5,000 as follows:

          $2,500 having been already paid prior to execution of this agreement by all parties; and, $2,500 on April 1, 1995.

          7.   Term.
               ----

a. This Agreement shall commence on the Effective Date set forth above, and shall continue in full force and effect until December 31, 1999. At the end of this period, Taylor Made and Carbite will negotiate in good faith to continue the Agreement on

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a non-exclusive basis, for an additional 3-year period, unless the parties agree otherwise.

            8.   Severability.
                 ------------

            (a) If any provision of this Agreement is determined to be invalid or unenforceable, the remaining provisions shall not be affected thereby and shall be binding upon the parties.

        9.  Entire Agreement Amendment.
            --------------------------

a. This Agreement constitutes the entire Agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior written and oral proposals, communications, letters or understandings regarding the same. This Agreement may be modified only by a writing signed by the duly authorized representative of each of the parties hereto.

        10. Transferability; Successors
            ---------------------------

            a. This Agreement shall not be assigned or transferred by either party apart from a sale of substantially all of the assets of its business without the consent of the other party, which shall not be unreasonably withheld, provided that, Taylor Made may allow its parents and/or subsidiary corporations to assume its responsibilities and obligations hereunder

            b. This Agreement shall be binding upon the parties and their successors, assigns, heirs, subsidiaries and licensees to the extent permitted under paragraph 10(a) above.

        9.

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

     IN WITNESS WHEREOF, the parties have by their duly authorized representatives executed this Agreement as of the effective date.


                                                  Taylor Made Golf Company, Inc.

                                        By
                                        Its



                                        Carbite Golf Co.


                                        By:
                                        Its:

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